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                                                                  EXHIBIT 12.1

                    HEWLETT-PACKARD COMPANY AND SUBSIDIARIES

         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)

                                                                       Year Ended October 31
                                                        -----------------------------------------------------
                                                          2001       2000       1999       1998       1997
                                                          ----       ----       ----       ----       ----
                                                                    (in millions except ratios)
Earnings from continuing operations before
     extraordinary item, cumulative effect of change
     in accounting principle and taxes .............      $702      $4,625     $4,194     $3,694     $3,568
Minority interest in the income of subsidiaries with
     fixed charges .................................        10          4         14          4         22
Undistributed (earnings) or loss of equity method
     investees .....................................       (30)       (52)         6          7        (7)
Fixed charges from continuing operations:
       Interest expense and amortization of debt
         discount and premium on all indebtedness ..       285        257        202        235       215
       Interest included in rent ...................       155        141        130        120       107
                                                         ------     ------     ------     ------     ------
Total fixed charges from continuing operations .....       440        398        332        355       322
Earnings before extraordinary item, cumulative effect
     of change in accounting principle, income taxes,
     minority interest, undistributed earnings or
     loss of equity investees and fixed charges ....     $1,122     $4,975     $4,546     $4,060     $3,905
                                                         ======     ======     ======     ======     ======
Ratio of earnings to fixed charges .................      2.6x       12.5x      13.7x      11.4x     12.1x
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(1) The ratio of earnings to fixed charges was computed by dividing earnings
(earnings from continuing operations before extraordinary item, cumulative effect of change in accounting principle and taxes, adjusted for fixed charges from continuing operations, minority interest in the income of subsidiaries with fixed charges and undistributed earnings or loss of equity method investees) by fixed charges from continuing operations for the periods indicated. Fixed charges from continuing operations include (i) interest expense and amortization of debt discount or premium on all indebtedness, and (ii) a reasonable approximation of the interest factor deemed to be included in rental expense.